As filed with the U.S. Securities and Exchange Commission on February 20, 2018

Registration No. 333-198600

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

POST EFFECTIVE AMENDMENT NO. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RenovaCare, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3841	98-0384030
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification No.)

RenovaCare, Inc. Pittsburgh Life Sciences Greenhouse 2425 Sidney Street Pittsburgh, PA 15203 (888) 398-0202	Thomas Bold RenovaCare, Inc. Pittsburgh Life Sciences Greenhouse 2425 Sidney Street Pittsburgh, PA 15203 (888) 398-0202
(Address and telephone number of principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Joseph Sierchio, Esq.

Satterlee Stephens LLP

230 Park Avenue

Suite 1130

New York, New York 10169

Telephone: (212) 818-9200

Facsimile: (212) 818-9606

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the 1933 Act, please check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the 1933 Act, check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the 1933 Act, check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 3 (this “Post-Effective Amendment”), filed by RenovaCare, Inc., a Nevada corporation (the “Company”), removes from registration all of the unsold securities registered under the Registration Statement on Form S-1 (Registration Number 333- 198600) filed by the Company with the U.S. Securities and Exchange Commission on September 5, 2014 and ordered effective December 10, 2014; and as amended by Post-effective Amendment No. 1 filed on May 20, 2015 and ordered effective on May 29, 2015; and, as further amended by Post-effective Amendment No. 2 filed on April 14, 2016 and ordered effective on April 19, 2006, and as supplemented on November 14, 2016 (collectively, the “Registration Statement”), pertaining to the registration of 10,740,000 shares for resale by the selling stockholders named therein.

The Company has determined that all shares required to be registered on behalf of Jörg Gerlach, MD PhD. may now be sold without restriction under Rule 144 as promulgated under the Securities Act of 1933, as amended; and, Kalen Capital Corporation has requested the withdrawal of the 10,500,000 registered for resale on its behalf none of which have been sold as of the date hereof.

Accordingly, the Company is terminating all offerings of its securities pursuant to the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

This filing is made in accordance with an undertaking in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that were registered for issuance but remain unsold at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant believes that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-1 and has duly caused this post-effective amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on February 20, 2018.

RenovaCare, Inc.

By:	/s/ Thomas Bold
Name:	Thomas Bold
Title:	President and Chief Executive Officer, Interim Chief Financial Officer, Director (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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